Exhibit 10.52

RIGHT OF FIRST REFUSAL AND RIGHT OF LAST REFUSAL AGREEMENT

This Right of First Refusal and Right of Last Refusal Agreement (this “Agreement”) is made and entered into as of June 24, 2011 by and between Dell Products L.P., a Texas limited partnership (“Dell”), and Glasshouse Technologies, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Company and Dell are parties to that certain Right of Last Refusal Agreement dated as of March 6, 2011 (the “Prior Agreement”);

WHEREAS, the Company and Dell desire to amend and restate that certain Amended and Restated Subordinated Convertible Promissory Note (the “Original Note”) dated as of March 6, 2011, issued by the Company to Dell; and

WHEREAS, the Company desires to induce Dell to enter into the Second Amended and Restated Subordinated Convertible Promissory Note (the “Amended and Restated Note”) dated as of even date herewith by amending and restating the Prior Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

(a) “Affiliate” means with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(b) “Asset Sale” means any sale, exchange, assignment, conveyance, transfer, delivery, license, liquidation or other disposition of any of the Company’s or any of its Subsidiaries’ (defined below) properties or assets, including the Company’s or any of its Subsidiaries’ executory contracts and associated resources, other than in the ordinary course of business consistent with the Company’s and its Subsidiaries’ historic past practice.

(c) “Beneficial Owner” has the meaning ascribed to it in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934.

(d) “Extraordinary Transaction” means any of the following:

(i) any merger, reorganization, share exchange, consolidation or other business combination involving the Company or any of its Subsidiaries, other than (A) a merger or consolidation of the Company in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold a majority of the capital stock of the Company or the surviving entity after giving effect to such merger or consolidation, and (B) any merger or similar transaction effected solely to change the domicile of the Company or any of its Subsidiaries;

(ii) any acquisition by any Person or Group (defined below) (including any “person” within the meaning of Section 13(d) of the Securities Exchange Act of 1934) as a result of which, such Person (or any Group of which such Person is a member) or Group becomes a Beneficial Owner of 50% or more of the issued and outstanding shares of capital stock of the Company or any of its Subsidiaries in any single transaction or a series of related transactions;

(iii) any sale, liquidation or transfer of all or substantially all of the assets of the Company; or

(iv) the redemption or repurchase of shares, the effect of which is that any Person or Group that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of the Company immediately prior to such redemption or repurchase owns at least a majority of such voting power of the outstanding shares of capital stock of the Company after such redemption or repurchase;

provided, however, that a recapitalization of the Company in which the Company’s stockholders of record (or their Affiliates) immediately prior to such recapitalization shall (as a result of the securities issued as part of the recapitalization) continue to hold all of the stock of the Company immediately following such recapitalization (without regard to any change in relative ownership) shall not constitute an Extraordinary Transaction unless as a result of such recapitalization a strategic investor or its Affiliates (other than Dell and its Affiliates) would be the holder of 50% or more of the voting power of the Company.

(e) “Group” means two or more Persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of the applicable securities referred to herein.

(f) “Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or government, political subdivision, agency or instrumentality.

(g) “Proposal” means any agreement, arrangement, offer or proposal (including a letter of intent, term sheet, form of definitive agreement or definitive agreement) for a Sale Event; provided, however, that the term Proposal shall not include any Proposal by Dell.

(h) “Representatives” means with respect to a specified Person, the officers, directors, employees, shareholders, investment bankers, attorneys, accountants, financial advisors, agents and other representatives of the Person specified.

(i) “Review Period” means a ROLR Review Period, an Extraordinary Transaction Review Period (defined below) or an Asset Sale Review Period (defined below).

(j) “Right of First Negotiation Period” means the 10-business day period following the receipt by Dell of the notice of a Proposal (as defined in the Securities Purchase

Agreement) as set forth in Section 5.5(a) of that certain Securities Purchase Agreement between Dell and the Company dated as of March 6, 2008, as amended (the “Securities Purchase Agreement”).

(k) “ROLR Review Period” means an Extraordinary Transaction Proposal Review Period (defined below) or an Asset Sale Proposal Review Period (defined below).

(l) “Sale Event” means any Asset Sale or Extraordinary Transaction.

(m) “Subsidiary” means any corporation more than 50% of the outstanding voting securities of which, or any partnership, joint venture or other entity more than 50% of the total equity interest of which, is directly or indirectly owned by the Company or any other entity otherwise controlled by or under common control with the Company.

2. Restrictions on Sale Events. The Company shall not, directly or indirectly, and shall cause its Subsidiaries not to enter into or agree to any Proposal or consummate a Sale Event unless the Company has complied with all of the terms of this Agreement. Any consummation of a Sale Event in violation of any term of this Agreement shall be void and ineffectual. Except as set forth herein, the Company shall not and shall cause its Subsidiaries not to enter into any binding agreement or arrangement that (a) provides for the Company or any of its Subsidiaries to pay any fees and expenses, including any termination or break-up fees, or any similar provisions with any Person with respect to a Sale Event or (b) imposes limitations or restrictions on the Company’s or any of its Subsidiaries’ ability to comply with all of the terms of this Agreement (“Letter of Intent”).

3. Notice of Board Authorization. In the event the board of directors of the Company (the “Board”) authorizes the initiation of a process intended to result in a Proposal, the Company shall provide a written notice of the Board authorization (the “Board Authorization Notice”) to Dell no later than one business day after such Board authorization. The Board Authorization Notice shall state the terms of the Board’s authorization, including the price range of such authorization, if any. Upon receipt of the Board Authorization Notice, Dell shall have the irrevocable right and exclusive option, at its sole discretion, to enter into good faith negotiations with the Company regarding a Proposal. If Dell elects to enter into such good faith negotiations, Dell shall deliver a written notice (the “Dell Board Authorization Notice”) to the Company of such election within 10 business days of the receipt by Dell of the Board Authorization Notice (the “Board Authorization Notice Review Period”). Upon receipt by the Company of a Dell Board Authorization Notice, the Company shall negotiate in good faith with Dell for 10 business days from the date of receipt by the Company of the Dell Board Authorization Notice (the “Negotiation Period”). The Company shall not initiate any process intended to result in a Proposal until after the later of the end of the applicable Board Authorization Notice Review Period and, if Dell delivered a Dell Board Authorization Notice with respect to the applicable Board Authorization Notice, the end of the applicable Negotiation Period.

4. Notice of Proposal.

(a) Upon receipt of a bona fide Proposal by the Company, which the Company desires to consider, the Company shall provide a written notice of such Proposal (the

“Proposal Notice”) to Dell no later than one business day after receipt of such Proposal. The Proposal Notice shall include (i) a true and correct copy of the Proposal, including all schedules, exhibits and ancillary documents related thereto and (ii) the expected date of consummation of such Sale Event.

(b) Immediately after delivering the Proposal Notice to Dell, the Company shall provide Dell and its Representatives access to, and, if requested, copies of, the information and other diligence materials, including all non-public information of the Company or its Subsidiaries, that are or have been supplied to any third party or any third party’s Representatives in connection with the Sale Event.

5. Right of First Refusal.

(a) Right of First Refusal with Respect to an Extraordinary Transaction. Upon receipt of the Proposal Notice with respect to an Extraordinary Transaction, Dell shall have the irrevocable and exclusive option, at its sole discretion, to become, or to have any of its Affiliates become, the purchaser with respect to the Extraordinary Transaction on substantially the same financial terms as provided in the Proposal. If Dell elects to become, or to have any of its Affiliates become, the purchaser, Dell shall deliver a written notice (the “Dell Proposal Notice”) to the Company of such election within five business days of the end of the Right of First Negotiation Period (such five-business day period, the “Extraordinary Transaction Proposal Review Period”). Upon receipt by the Company of the Dell Proposal Notice, the Company shall not enter into or agree to the Proposal relating to the Extraordinary Transaction and shall enter into an agreement with Dell or any of its Affiliates (as designated by Dell) on substantially the same financial terms and containing substantially the same representations and warranties, exclusivity (including any no-shop or other similar provisions) and indemnities in favor of Dell or any of its Affiliates (as designated by Dell) as provided in the Proposal.

(b) Right of First Refusal with Respect to an Asset Sale. Upon receipt of the Proposal Notice with respect to an Asset Sale, Dell shall have the irrevocable and exclusive option, at its sole discretion, to purchase, or to have any of its Affiliates purchase, any or all of the properties or assets involved in such Asset Sale on substantially the same financial terms as provided in the Proposal, as adjusted for the specific properties or assets Dell elects to purchase, or to have any of its Affiliates purchase, as compared to all of the properties and assets subject to the Proposal. If Dell elects to purchase, or to have any of its Affiliates purchase, any or all of the properties or assets involved in such Asset Sale, Dell shall deliver a written notice (the “Asset Sale Proposal Notice”) to the Company of such election within (i) five business days of the end of the Right of First Negotiation Period if such Asset Sale is with respect to all or substantially all of the Company’s or any of its Subsidiaries’ properties or assets or (ii) 10 business days of the receipt of the Proposal Notice specifying the properties or assets it elects to purchase if such Asset Sale is with respect to less than all or substantially all of the Company’s or any of its Subsidiaries’ properties or assets (such five-business day period or 10-business day period, as applicable, the “Asset Sale Proposal Review Period”). Upon receipt by the Company of the Asset Sale Proposal Notice, the Company shall (i) either (A) not enter into or agree to the Proposal governing the Asset Sale if Dell elects to purchase, or to have any of its Affiliates purchase, all of the properties or assets included in such Asset Sale or (B) amend the Proposal governing the Asset Sale to exclude the properties or assets that Dell elects purchase, or to have any of its Affiliates purchase, and (ii) enter into an agreement with Dell or any of its Affiliates (as designated by Dell) (A) on substantially the same financial terms as provided in the Proposal, as adjusted as set forth above for the specific properties or assets Dell elects to purchase, or to have any of its Affiliates purchase, and (B) containing substantially the same representations and warranties, exclusivity (including any no-shop or other similar provision) and indemnities in favor of Dell or any of its Affiliates (as designated by Dell) as provided in the Proposal.

6. Notice of Sale Event.

(a) After complying with Section 5, at least 10 business days prior to entering into or agreeing to any Proposal, the Company shall provide a written notice of such Proposal (the “Company Notice”) to Dell. The Company Notice shall include (i) a true and correct copy of the Proposal, including all schedules, exhibits and ancillary documents related thereto, and (ii) the expected date of consummation of such Sale Event.

(b) Immediately after delivering the Company Notice to Dell, the Company shall provide Dell and its Representatives access to, and, if requested, copies of, the information and other diligence materials, including all non-public information of the Company or its Subsidiaries, that are or have been supplied to any third party or any third party’s Representatives in connection with the Sale Event.

7. Right of Last Refusal.

(a) Right of Last Refusal with Respect to an Extraordinary Transaction. Upon receipt of the Company Notice with respect to an Extraordinary Transaction, Dell shall have the irrevocable and exclusive option, at its sole discretion, regardless of any election by Dell not to deliver a Dell Proposal Notice to the Company regarding the same Proposal, to become, or to have any of its Affiliates become, the purchaser with respect to the Extraordinary Transaction on substantially the same financial terms as provided in the Proposal. If Dell elects to become, or to have any of its Affiliates become, the purchaser, Dell shall deliver a written notice (the “Dell Notice”) to the Company of such election within 10 business days of the receipt by Dell of the Company Notice (such 10-business day period, the “Extraordinary Transaction Review Period”). Upon receipt by the Company of the Dell Notice, the Company shall not enter into or agree to the Proposal relating to the Extraordinary Transaction and shall enter into an agreement with Dell or any of its Affiliates (as designated by Dell) on substantially the same financial terms and containing substantially the same representations and warranties, exclusivity (including any no-shop or other similar provisions) and indemnities in favor of Dell or any of its Affiliates (as designated by Dell) as provided in the Proposal.

(b) Right of Last Refusal with Respect to an Asset Sale. Upon receipt of the Company Notice with respect to an Asset Sale, Dell shall have the irrevocable and exclusive option, at its sole discretion, regardless of any election by Dell not to deliver an Asset Sale Proposal Notice to the Company regarding the same Proposal, to purchase, or to have any of its Affiliates purchase, any or all of the properties or assets involved in such Asset Sale on substantially the same financial terms as provided in the Proposal, as adjusted for the specific properties or assets Dell elects to purchase, or to have any of its Affiliates purchase, as compared to all of the properties and assets subject to the Proposal. If Dell elects to purchase, or to have any of its Affiliates purchase, any or all of the properties or assets involved in such Asset Sale, Dell shall deliver a written notice (the “Asset Sale Notice”) to the Company of such election within 10 business days of the receipt of the Company Notice specifying the properties or assets it elects to purchase (such 10-business day period, the “Asset Sale Review Period”). Upon receipt by the Company of the Asset Sale Notice, the Company shall (i) either (A) not enter into or agree to the Proposal governing the Asset Sale if Dell elects to purchase, or to have any of its Affiliates purchase, all of the properties or assets included in such Asset Sale or (B) amend the Proposal governing the Asset Sale to exclude the properties or assets that Dell elects purchase, or to have any of its Affiliates purchase, and (ii) enter into an agreement with Dell or any of its Affiliates (as designated by Dell) (A) on substantially the same financial terms as provided in the Proposal, as adjusted as set forth above for the specific properties or assets Dell elects to purchase, or to have any of its Affiliates purchase, and (B) containing substantially the same representations and warranties, exclusivity (including any no-shop or other similar provision) and indemnities in favor of Dell or any of its Affiliates (as designated by Dell) as provided in the Proposal.

8. Procedure Upon Right of First Refusal and Right of Last Refusal.

(a) With respect to each Proposal for which Dell received a Company Notice and for which the Company and its Subsidiaries complied with all of the applicable procedures and requirements of this Agreement (the “Noticed Proposal”), in the event that (i) Dell does not deliver a Dell Notice or Asset Sale Notice, as applicable, to the Company prior to the expiration of the applicable ROLR Review Period or (ii) Dell delivers to the Company prior to the expiration of the applicable ROLR Review Period an Asset Sale Notice that excludes any properties or assets that were subject of the applicable Proposal (such excluded properties or assets, the “Excluded Assets”), then, and only then, the Company or its Subsidiary, as applicable, shall be free, for a period of 60 days following expiration of the applicable ROLR Review Period (the “Noticed Proposal Period”), to enter into a Letter of Intent or other definitive agreement with respect to (x) in the case of clause (i), the Sale Event contemplated in such Noticed Proposal with the Person or Persons subject of such Noticed Proposal on terms and conditions substantially similar to, and in any event not more favorable in any material respect to such Person or Persons than, the terms and conditions described in the Noticed Proposal and (y) in the case of clause (ii), the Excluded Assets on terms and conditions substantially similar to, and in any event not more favorable in any material respect to such Person or Persons, as adjusted for the specific properties or assets Dell elected to purchase, or to have any of its Affiliates purchase, as compared to all of the properties and assets subject to the applicable Proposal; provided, however, that no such Letter of Intent or other definitive agreement shall provide for the payment of any fees and expenses, including any termination or break-up fees, or any similar provisions with any Person with respect to Dell’s rights hereunder with respect to a new Proposal resulting from a Material Change (defined below) as set forth in Section 8(b) or that otherwise imposes limitations or restrictions on the Company’s or any of its Subsidiaries’ ability to comply with all of the terms of this Agreement.

(b) If, during a Review Period or a Noticed Proposal Period, any change or amendment to the applicable Proposal or Noticed Proposal is made that individually or in the aggregate with any other changes or amendments, are more favorable in any material respect to the purchaser or purchasers (a “Material Change”), then such Proposal or Noticed Proposal as changed or amended shall constitute a new Proposal subject to the terms and conditions of Sections 2, 3, 4, 5, 6, 7 and 8.

9. Additional Information Rights. The Company will furnish to Dell, upon reasonable notice, full information regarding any financing transaction, the proceeds of which may be used to repay amounts owing under the Amended and Restated Note, and such other financial information as Dell may reasonably request.

10. Termination. The rights described in this Agreement shall terminate upon the payment in full of the outstanding principal, accrued and unpaid interest and all fees and expenses and other amounts under the Amended and Restated Note.

11. Miscellaneous.

(a) Successors and Assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party. Subject to the foregoing, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and Dell. For purposes of this Agreement, no course of dealing between the parties hereto and no delay on the part of any party hereto in exercising any rights hereunder shall operate as a waiver of the rights hereof.

(c) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties shall use their reasonable best efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(d) Entire Agreement. This Agreement constitutes the entire agreement among the parties relating to the transactions contemplated hereby and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants relating to the transactions contemplated hereby except as specifically set forth herein. The terms of any other agreement between the parties are not affected by this Agreement and remain in full force and effect.

(e) Governing Law; Jurisdiction; Venue and Process. This Agreement and all acts and transactions pursuant hereto shall be governed, construed, and interpreted in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof that would cause the laws of any other jurisdiction to apply. Each party to this Agreement irrevocably and unconditionally agrees, for itself and its property, that the exclusive jurisdiction and venue of any action or proceeding arising out of or relating to this Agreement, the transactions contemplated hereby or the subject matter hereof shall be the state courts of the State of Delaware or the federal courts of the United States located in the State of Delaware, and submits itself to the exclusive jurisdiction and venue of such courts for the purposes of any such action or proceeding. Each party to this Agreement agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each party to this Agreement irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement, the transactions contemplated hereby or the subject matter hereof in any court referred to above, including the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in the Purchase Agreement. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(f) Specific Performance. The Company acknowledges and agrees that irreparable damage would occur and Dell would not have an adequate remedy at law in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be the principal remedy for breaches of this Agreement. It is accordingly agreed that Dell shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 11(e), without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity. The Company further agrees not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach.

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h) Facsimile or PDF Signatures. This Agreement may be executed and delivered by facsimile or PDF and upon such delivery, the facsimile or PDF signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

(i) Rules of Construction. The titles, captions and headings used in this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. When a reference is made in this Agreement to a section, such reference shall be to a section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or law defined or referred to herein means such agreement, instrument or law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any party hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GLASSHOUSE TECHNOLOGIES, INC.

By: /s/ Mark Shirman
Name: Mark Shirman
Title: President

Address:

200 Crossing Boulevard
Framingham, Massachusetts 01702
Attention: Ken Hale
Fax: 508.879.0444

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villenueve Franklin & Hachigian, LLP
850 Winter Street.
Waltham, MA 02451
Attention: Marc F. Dupre, Esq.
Fax: 781.622.1622

SIGNATURE PAGE TO RIGHT OF FIRST REFUSAL AND RIGHT OF LAST REFUSAL AGREEMENT

DELL PRODUCTS L.P.

By: DELL PRODUCTS GP L.L.C., sole general partner

By: DELL PRODUCTS CORPORATION, sole member

By: /s/ Janet B. Wright
Name: Janet B. Wright
Title: Vice President and Assistant Secretary

Address:

One Dell Way
MS RR1-33
Round Rock, Texas 78682
Attention: General Counsel
Fax: 512.728.8935

and

One Dell Way
MS RR-1-87
Round Rock, Texas 78682
Attention: Corporate Development
Fax: 512.723.1702
Email:

with copies (which shall not constitute notice) to:

Scott J. Depta, Legal Director
Email: Dell_Corporate_Legal_Notices@Dell.com

and

Vinson & Elkins L.L.P.
The Terrace 7
2801 Via Fortuna, Suite 100
Austin, Texas 78746
Attention: Christopher G. Schmitt
Fax: 512.236.3348

SIGNATURE PAGE TO RIGHT OF FIRST REFUSAL AND RIGHT OF LAST REFUSAL AGREEMENT